August 19, 2026

C2 Capital Group, Inc.
7700 Congress Avenue, Suite 3105
Boca Raton, FL 33487
Attention: Mr. Jonathan Honig

Re: Non-Binding Letter of Intent — Acquisition of Equity and Put Option

Dear Jonathan:

This letter of intent (this "**Letter**") sets forth the principal terms and conditions upon which **Amaze Holdings, Inc.** ("**Buyer**") proposes to acquire 19.99% of the shares of the common stock of **C2 Capital Group, Inc.** ("**Target**") for $3.0 million in cash and to grant Target a put option to sell Buyer up to an additional 1,000,000 shares, all as more fully described herein. This Letter is intended to serve as the basis for the negotiation of a definitive agreement (the "**Definitive Agreement**") between the parties.

1. Transaction Overview

Subject to the terms and conditions of the Definitive Agreement, Buyer shall acquire 19.99% of the shares of the common stock of the Target for $3.0 million in cash (the "**Purchase Price**") on the initial closing date (the "**Initial Closing**").

Within two (2) business days following the execution of this Letter, Buyer shall deposit the sum of $350,000 (the "**Deposit**") with Target by wire transfer of immediately available funds. The Deposit shall be non-refundable in all circumstances and shall not be subject to return, offset, or recoupment by Buyer for any reason whatsoever, including the failure of the parties to negotiate or execute a Definitive Agreement, the termination of negotiations between the parties, or any other event or circumstance; provided, however, that the Deposit shall be credited against the Purchase Price at the Initial Closing if the parties execute a Definitive Agreement and the transactions contemplated thereby are consummated. Buyer acknowledges and agrees that the Deposit constitutes fair and adequate consideration for Target's agreement to negotiate exclusively with Buyer during the Initial Exclusivity Period (as defined below); and provided, further, that in the event that the purchase of the 19.99% of the shares is not consummated as provided for herein and/or in the Definitive Agreement, Target shall issue Buyer 93,332 shares of its common stock for such Deposit (at a purchase price of $3.75 per share). During the Initial Exclusivity Period (as defined in Section 6 below), any funds received from sales of the Buyer's equity securities (the "Proceeds") shall be placed in escrow with Buyer's counsel for purposes of payment of the Purchase Price of the 19.99% of the common stock of the Target at the Initial Closing, with such funds to be applied as follows: (i) if only up to $1.15 million of Proceeds are raised, the purchase price for the shares to be purchased at the Initial Closing (inclusive of the Deposit and the Proceeds) shall be $3.00 per share; (ii) if only up to $1.9 million of Proceeds are raised, the purchase price for the shares to be purchased at the Initial Closing (inclusive of the Deposit and

the Proceeds) shall be $2.50 per share; and if $2.65 million of Proceeds are raised, the purchase price for the shares to be purchased at the Initial Closing (inclusive of the Deposit and the Proceeds) shall be $1.25 per share. For avoidance of doubt, assuming payment in full of the $3.0 purchase price for the 19.99% of the common stock of the Target, Buyer shall be issued a total of 2,396,071 shares of the Target.

In addition, the Definitive Agreement will provide for the Buyer to grant Target rights to access Buyers' platform and storefront technology, including access to Buyer's approximately 14 million creators/users for all purposes, including but not limited, to for e-commerce, social commerce and integrated commerce selling experiences.

2. Governance

Effective upon the closing date, Buyer shall take all actions necessary to appoint one individual designated by Target and reasonably satisfactory to Buyer to serve on to serve on Buyer's Board of Directors (the "Board") and executive committee (or any committee that performs similar functions of an executive committee). In addition, the Definitive Agreement will also provide for the Buyer to grant Target the right to appoint one individual designated by Buyer and reasonably satisfactory to Target to serve on Target's Board and any executive committee of Target's Board (or any Target committee that performs similar functions of the executive committee). The appointment of the director designees shall be a condition to closing. The specific rights, obligations, and qualifications relating to such Board seat, including any committee participation, and information rights, shall be set forth in the Definitive Agreement and any ancillary governance agreements.

3. Option to Acquire; Merger

At the Initial Closing, Buyer shall grant to Target a 120-day put option (the "**Option**") pursuant to which Target may require Buyer to purchase an additional 1,000,000 shares of Target's common stock as follows: (i) Target may put 500,000 shares of common stock to Buyer upon Buyer's raising an aggregate of $10 million (above and beyond the $3.0 million raised in the Initial Closing) in aggregate gross proceeds from the sale of its securities following the date of this letter and (ii) Target may put an additional 500,000 shares of common stock to Buyer upon Buyer's raising an aggregate of $14 million in aggregate gross proceeds from the sale of its securities following the date of this letter (each of (i) and (ii) above are collectively referred to as the "Additional Shares"), each at a purchase price of $2.84 per share; provided, however, that Target's exercise of the Option with respect to the Additional Shares shall be conditioned upon Target's delivery of audited historical financial information of Target for each of the fiscal years ended December 31, 2025 and 2024, as well as unaudited financial statements for the three and six month periods ended June 30, 2026 and 2025, as may be required for Buyer's filing obligations, if any, with the Securities and Exchange Commission; and provided, further, that upon Target's exercise of the Option, Buyer shall place the purchase price for the applicable Additional Shares in escrow with Target's counsel for a period of up to the 120-day option period pending (or up to 150-days in the event that the required financial statements include the quarterly period ended September 30, 2026) delivery of Target's audited financial statements, if such time is needed. If the required financial statements are not received by Buyer during the applicable periods provided for above, then the escrow proceeds shall be promptly returned to Buyer.

The details of the proposed merger or stock sale and customary representations, warranties and covenants shall be contained in the Definitive Agreement.

4. Due Diligence

The Transaction shall be subject to the satisfactory completion by Buyer of a customary due diligence investigation of Target, including but not limited to a review of Target's financial condition, assets, liabilities, operations, material contracts, intellectual property, regulatory compliance, and litigation matters. Target agrees to provide Buyer and its representatives with reasonable access to Target's books, records, personnel, and properties for such purposes.

5. Conditions to the initial Closing Date

The consummation of the Transaction shall be subject to the satisfaction or waiver of customary conditions, including without limitation:

- Negotiation, execution, and delivery of the Definitive Agreement and all ancillary agreements in form and substance satisfactory to each party and its respective counsel;
- Satisfactory completion of Buyer's due diligence investigation of Target;
- Receipt of all necessary corporate approvals, including approval by the boards of directors (and, to the extent required, the stockholders) of each of Buyer and Target;
- Receipt of all required governmental, regulatory, and third-party consents and approvals;
- The absence of any material adverse change in the business, financial condition, assets, liabilities, or operations of Buyer or Target between the date hereof and each closing date; and
- Such other conditions as are customary for transactions of this nature.

6. Exclusivity

For a period of 15 calendar days following the date of execution of this Letter by both parties (the **"Initial Exclusivity Period"**), Target agrees that neither it nor any of its officers, directors, employees, stockholders, agents, or representatives shall, directly or indirectly, solicit, initiate, encourage, or entertain any inquiries, proposals, or offers from, or engage in any discussions or negotiations with, or provide any non-public information to, any third party relating to any acquisition, merger, consolidation, sale of all or substantially all assets, equity investment, or similar transaction involving Target (each, an "**Alternative Transaction**"). Target shall promptly notify Buyer of any inquiry, proposal, or offer relating to an Alternative Transaction received during the Exclusivity Period. Upon the consummation of the Initial Closing, the Initial Exclusivity Period shall automatically be extended for an additional period of 120 calendar days commencing on the date of the Initial Closing (the **"Extended Exclusivity Period"** and, together with the Initial Exclusivity Period, the **"Exclusivity Period"**), during which Target shall continue to be bound by the exclusivity obligations set forth in this Section with respect to any remaining or subsequent closing contemplated by the parties in the Definitive Agreement, including for the Option. The Exclusivity Period shall expire upon the earlier of (i) the end of the Extended Exclusivity Period, (ii) the closing of the Option set forth in the Definitive Agreement, or (iii) the mutual written agreement of the parties to terminate the Exclusivity Period. Notwithstanding the foregoing, upon the consummation of the Initial Closing whereby Buyer shall acquire 19.99% of the shares of the common stock of the Target, this Section 6 shall terminate and no longer apply.

7. Confidentiality

Each party agrees that the terms and conditions of this Letter and all information exchanged between the parties in connection with the Transaction shall be treated as confidential and shall not be disclosed to any third party without the prior written consent of the other party, except (a) to such party's officers, directors, employees, attorneys, accountants, financial advisors, and other representatives who have a need to know such information in connection with the Transaction and who are bound by obligations of confidentiality, (b) as required by applicable law, regulation, or legal process, or (c) as otherwise agreed by the parties.

8. Expenses

Each party shall bear its own costs and expenses (including attorneys' fees and expenses) incurred in connection with this Letter, the negotiation of the Definitive Agreement, and the consummation of the Transaction, whether or not the Transaction is consummated.

9. Non-Binding Effect

Except for Section 6 (Exclusivity), Section 7 (Confidentiality), Section 8 (Expenses), this Section 9 (Non-Binding Effect), and Section 10 (Governing Law) (collectively, the "Binding Provisions"), this Letter is intended solely as a basis for further discussion and does not constitute a binding obligation of either party. No legally binding obligations shall be created, implied, or inferred until the parties execute and deliver the Definitive Agreement. The Binding Provisions shall constitute the legally binding and enforceable obligations of the parties hereto.

10. Governing Law

This Letter and any dispute arising out of or relating to this Letter shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

11. Termination

This Letter (other than the Binding Provisions, which shall survive termination) shall automatically terminate upon the earliest to occur of: (a) execution of the Definitive Agreement, (b) mutual agreement of the parties, or (c) 10 days from the date hereof, unless extended by mutual written agreement of the parties.

12. Miscellaneous

This Letter constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings, whether written or oral, relating thereto. This Letter may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Letter may not be amended or modified except by a written instrument signed by both parties.

If the foregoing accurately reflects Target's understanding of our mutual intentions, please indicate your acceptance by signing and returning a copy of this Letter to the undersigned.

In the event that the Common Stock of the Target is listed or approved for listing on any national securities exchange or is quoted or approved for quotation on any national quotation system (including the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, or any successor thereto) (each, a **"Listing Event"**) at any time following the date of this Agreement, Buyer shall, no later than three (3) business days prior to the effective date of such Listing Event, execute and deliver to the Company and/or the managing underwriter or representative of the underwriters in connection with such Listing Event a lock-up agreement in substantially the same form as the lock-up agreements executed by the officers and directors of the Target in connection with such Listing Event (the **"Lock-Up Agreement"**), which Lock-Up Agreement shall contain terms and restrictions no less favorable to the Target and/or the underwriters than those contained in the lock-up agreements of such officers and directors, including with respect to the duration of the restricted period, the scope of restricted securities, and the permitted transfer exceptions set forth therein.

We look forward to working with you to consummate the Transaction.

Very truly yours,

BUYER

By: Joel Krutz
Name: Joel Krutz
Title: Interim Chief Executive Officer

ACCEPTED AND AGREED:

TARGET

By: ________________________
Name: Jonathan Honig
Title: President